Exhibit 99.1

Investors Title Company Announces First Quarter 2019 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 3, 2019--Investors Title Company (NASDAQ: ITIC) today announced its results for the quarter ended March 31, 2019. The Company reported net income attributable to the Company of $6.6 million, or $3.49 per diluted share, compared to $4.2 million, or $2.20 per diluted share, for the prior year period.

Income before income taxes increased 59.1% to $8.3 million for the current quarter versus $5.2 million in the prior year period, primarily due to the January 1, 2018 implementation of a new accounting standard requiring unrealized changes in the market value of equity investments to be included in income. The Company recorded a $4.7 million net unrealized gain on equity investments for the current quarter versus a $642 thousand net unrealized loss in the prior year period. Excluding the impact of the unrealized changes in the market value of equity investments, income before income taxes (non-GAAP) would have decreased 37.9% to $3.6 million for the current quarter versus $5.9 million for the prior year period (see Appendix A).

Revenues for the quarter increased 18.3% to $39.9 million, primarily as a result of a $5.3 million increase in net unrealized gains on equity investments. Although premiums from agent business increased from the prior year period, overall net premiums written decreased slightly during the quarter as the mix shifted toward agent business. Revenue from ancillary non-title businesses increased 50.0%.

Operating expenses increased 10.8% versus the prior year period, mainly due to increases in agent commissions commensurate with the increase in premium volume, and a prior year benefit for claims resulting from favorable loss development in the prior year period. Personnel expenses increased slightly, as a result of the effect of normal inflationary increases on salaries and benefits. Office and technology expenses increased mainly due to ongoing investments in client-facing technology applications.

Chairman J. Allen Fine commented, “Although real estate activity was slightly softer for the quarter, we were pleased to see growth in our agency business versus the prior year. Claims experience continued to run favorable by historical standards, despite a difficult comparison as a result of the level of favorable loss development in the prior year quarter. As we look forward to the balance of 2019, we are optimistic that the decline in mortgage interest rates over the past quarter, coupled with a recent uptick in the level of mortgage applications, will result in another year of solid real estate activity.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three Months Ended March 31, 2019 and 2018 (in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Net premiums written	$28,795	$29,559
Escrow and other title-related fees	1,322	1,504
Non-title services	2,388	1,592
Interest and dividends	1,256	1,118
Other investment income	410	269
Net realized investment gains	790	153
Net unrealized gain (loss) on equity investments	4,670	(642)
Other	315	223
Total Revenues	39,946	33,776

Operating Expenses:
Commissions to agents	15,058	14,025
Provision (benefit) for claims	226	(1,406)
Personnel expenses	11,612	11,340
Office and technology expenses	2,223	2,069
Other expenses	2,514	2,523
Total Operating Expenses	31,633	28,551

Income before Income Taxes	8,313	5,225

Provision for Income Taxes	1,687	1,052

Net Income	6,626	4,173

Net Loss Attributable to Noncontrolling Interests	—	3

Net Income Attributable to the Company	$6,626	$4,176

Basic Earnings per Common Share	$3.51	$2.21

Weighted Average Shares Outstanding – Basic	1,887	1,886

Diluted Earnings per Common Share	$3.49	$2.20

Weighted Average Shares Outstanding – Diluted	1,896	1,897

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2019 and December 31, 2018 (in thousands) (unaudited)

	March 31, 2019	December 31, 2018
Assets

Cash and cash equivalents	$22,052	$18,694

Investments:
Fixed maturity securities, available-for-sale, at fair value	89,232	88,957
Equity securities, at fair value	53,959	48,489
Short-term investments	29,696	32,787
Other investments	11,577	12,436
Total investments	184,464	182,669

Premiums and fees receivable	10,744	12,128
Accrued interest and dividends	1,368	946
Prepaid expenses and other receivables	7,216	7,288
Property, net	10,092	10,304
Goodwill and other intangible assets, net	10,654	10,780
Operating lease right-of-use assets	4,925	—
Other assets	1,475	1,459
Total Assets	$252,990	$244,268

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$31,384	$31,729
Accounts payable and accrued liabilities	22,791	27,735
Operating lease liabilities	4,927	—
Current income taxes payable	5,840	4,981
Deferred income taxes, net	5,319	4,184
Total liabilities	70,261	68,629

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,889 and 1,887 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	180,637	174,690
Accumulated other comprehensive income	2,092	949
Total stockholders’ equity	182,729	175,639
Total Liabilities and Stockholders’ Equity	$252,990	$244,268

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three Months Ended March 31, 2019 and 2018 (in thousands) (unaudited)

	Three Months Ended March 31,
	2019	%	2018	%
Branch	$7,166	24.9	$8,617	29.2

Agency	21,629	75.1	20,942	70.8

Total	$28,795	100.0	$29,559	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three Months Ended March 31, 2019 and 2018
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of unrealized investment gains and losses reported under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended March 31,
	2019	2018

Revenues
Total revenues (GAAP)	$39,946	$33,776
(Subtract) Add: Net unrealized (gain) loss on equity investments	(4,670)	642
Adjusted revenues (non-GAAP)	$35,276	$34,418

Income before Income Taxes
Income before income taxes (GAAP)	$8,313	$5,225
(Subtract) Add: Net unrealized (gain) loss on equity investments	(4,670)	642
Adjusted income before income taxes (non-GAAP)	$3,643	$5,867

CONTACT:
Elizabeth B. Lewter
(919) 968-2200